Filed pursuant to Rule 424(b)(2)
Registration No. 333-228179

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(1)
2.45% Notes due 2024	$800,000,000	99.826%	$798,608,000	$96,791.29
2.90% Notes due 2029	$800,000,000	99.827%	$798,616,000	$96,792.26
Total Notes	$1,600,000,000		$1,597,224,000	$193,583.55

(1)

The filing fee, calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, has been transmitted to the Securities and Exchange Commission in connection with the securities offered by means of this prospectus supplement.

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 5, 2018)

$1,600,000,000

Evergy, Inc.

$800,000,000 2.45% Notes due 2024

$800,000,000 2.90% Notes due 2029

Evergy, Inc. (“Evergy”) is offering $1,600,000,000 aggregate principal amount of Notes in two separate series. We are offering (i) $800,000,000 aggregate principal amount of 2.45% Notes due 2024 (the “2024 Notes”) and (ii) $800,000,000 aggregate principal amount of 2.90% Notes due 2029 (the “2029 Notes” and, together with the 2024 Notes, the “Notes”). The per annum interest rate on the 2024 Notes will be 2.45% and the per annum interest rate on the 2029 Notes will be 2.90%.

We will pay interest on the Notes of each series semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2020. The 2024 Notes will mature on September 15, 2024 and the 2029 Notes will mature on September 15, 2029.

We may redeem the Notes of either series at our option at any time, in whole or from time to time in part, as described in this prospectus supplement under the caption “Description of the Notes—Optional Redemption.”

The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will be senior unsecured obligations of Evergy exclusively (and not the obligation of any of our subsidiaries) and will rank equally with any existing and future senior unsecured indebtedness of Evergy. The Notes will not be listed on any securities exchange or included in any automated quotation system. Currently, there is no public market for the Notes.

Investing in the Notes involves risks that are described in the section entitled “Risk Factors” beginning on page S-11 of this prospectus supplement and beginning on page 5 of the accompanying prospectus.

	Price to the Public(1)	Underwriting Discount	Proceeds to Evergy, Inc. Before Expenses
Per 2024 Note	99.826%	0.600%	99.226%
Total 2024 Notes	$798,608,000	$4,800,000	$793,808,000
Per 2029 Note	99.827%	0.650%	99.177%
Total 2029 Notes	$798,616,000	$5,200,000	$793,416,000

(1)	Plus accrued interest from September 9, 2019, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, S.A. and Euroclear Bank SA/NV, as operator of the Euroclear System, on or about September 9, 2019.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	J.P. Morgan	MUFG	Wells Fargo Securities

Co-Manager

Ramirez & Co., Inc.

Prospectus Supplement dated September 5, 2019

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of these offerings. The second part is the accompanying prospectus dated November 5, 2018, which we refer to as the “accompanying prospectus.” The accompanying prospectus contains a description of the securities we may offer under the registration statement of which this prospectus supplement and the accompanying prospectus form a part and gives more general information, some of which may not apply to the Notes offered hereby.

This prospectus supplement, the accompanying prospectus and any free writing prospectus that we file with the Securities and Exchange Commission (the “SEC”) contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Before you invest in the Notes, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The incorporated documents are described in this prospectus supplement under “Where You Can Find More Information.”

Unless the context otherwise requires or as otherwise indicated, when we refer to “Evergy, Inc.,” “Evergy,” the “Company,” “we,” “us” or “our” in this prospectus supplement or the accompanying prospectus or when we otherwise refer to ourselves herein or therein, we mean Evergy, Inc. and its subsidiaries, unless the context clearly indicates otherwise.

CAUTIONARY STATEMENTS REGARDING CERTAIN FORWARD-LOOKING INFORMATION

Statements made in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” that are not based on historical facts are forward-looking, may involve risks and uncertainties and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, statements relating to the expected financial and operational benefits of the merger of Great Plains Energy Incorporated (“Great Plains Energy”) and Westar Energy, Inc. (“Westar Energy”) that resulted in the creation of Evergy (including cost savings, operational efficiencies and the impact of the merger on earnings per share), cost estimates of capital projects, dividend growth, share repurchases, balance sheet and credit ratings, rebates to customers, the outcome of regulatory and legal proceedings, employee issues and other matters affecting future operations. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include:

•	future economic conditions and any related impact on sales, prices and costs;

•	prices and availability of electricity in wholesale markets;

•	market perception of the energy industry, Evergy, Westar Energy and Kansas City Power & Light Company (“KCP&L”);

•	changes in business strategy or operations;

•

the impact of unpredictable federal, state and local political, legislative, judicial and regulatory actions or developments, including deregulation, re-regulation and restructuring of the electric utility industry;

•	decisions of regulators regarding rates that Westar Energy and KCP&L (or other regulated subsidiaries of Evergy) can charge for electricity;

•

changes in applicable laws, regulations, rules, principles or practices, or the interpretations thereof, governing tax, accounting and environmental matters, including air and water quality and waste management and disposal;

•	changes in the energy trading markets in which the Company participates, including retroactive repricing of transactions by regional transmission organizations and independent system operators;

•	the impact of climate change, including reduced demand for coal-based energy because of actual or perceived climate impacts and the development of alternate energy sources;

•

financial market conditions and performance, including changes in interest rates and credit spreads and in availability and cost of capital and the effects on derivatives and hedges, nuclear decommissioning trust and pension plan assets and costs;

•	impairments of long-lived assets or goodwill;

•	credit ratings;

•	inflation rates;

•	the transition to a replacement for the LIBOR benchmark interest rate;

•	effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments;

•	impact of terrorist acts, including cyber terrorism;

•	ability to carry out marketing and sales plans;

•	weather conditions, including weather-related damage and the impact on sales, prices and costs;

•	cost, availability, quality and timely provision of equipment, supplies, labor and fuel;

•	the inherent uncertainties in estimating the effects of weather, economic conditions, climate change and other factors on customer consumption and financial results;

•	ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages;

•	delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects;

•	the ability to successfully manage transmission and distribution development plans and transmission joint ventures;

•	the inherent risks associated with the ownership and operation of a nuclear facility, including environmental, health, safety, regulatory and financial risks;

•	workforce risks, including increased costs of retirement, health care and other benefits;

•	the possibility that the expected value creation from the merger will not be realized, or will not be realized within the expected time period;

•	difficulties related to the integration of the two companies;

•	disruption from the merger making it more difficult to maintain relationships with customers, employees, regulators or suppliers;

•	the diversion of management time; and

•	other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all factors. In addition, actual results may differ materially from those contemplated in any forward-looking statement due to the other risk factors discussed under Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2018, as well as our Quarterly Reports on Form 10-Q, which are incorporated herein by reference.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval system and these filings are publicly available through the SEC’s website (http://www.sec.gov).

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be included in and an important part of this prospectus supplement and should be read with the same care. Information that we file later with the SEC that is incorporated by reference into this prospectus supplement will automatically update and supersede this information. Our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and certain of our Current Reports on Form 8-K listed below have been filed with the SEC on a combined basis by us and two of our subsidiaries, Westar Energy and KCP&L. We are only incorporating the information that relates to us and, where required, the information that relates to Westar Energy and KCP&L. We are incorporating by reference into this prospectus supplement the following documents that we have filed with the SEC and any subsequent filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the offerings of the Notes are completed (except to the extent that any information contained in such filings is deemed “furnished” and not “filed” pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding exhibits thereto or other applicable SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 22, 2019;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, filed with the SEC on May 8, 2019 and August 7, 2019, respectively;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 25, 2019;

•	Our Current Reports on Form 8-K filed with the SEC on February 15, 2019, March 14, 2019, March 15, 2019, March 25, 2019, March 27, 2019, August 19, 2019 and September 3, 2019; and

•	Our Current Report on Form 8-K/A filed with the SEC on August 8, 2018 (but solely with respect to Exhibit 99.2 thereto).

Our website is www.evergyinc.com. Information contained on our website is not incorporated herein. We make available, free of charge, on or through the Investor Relations tab on our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, we make available on or through our website all other reports, notifications and certifications filed electronically with the SEC. You may obtain a free copy of our filings with the SEC by writing or telephoning us at the following address: Evergy, Inc., 1200 Main Street, Kansas City, Missouri 64105 (Telephone No.: 816-556-2200), Attention: Corporate Secretary, or by contacting us on our website.

PROSPECTUS SUPPLEMENT SUMMARY

You should read the following summary in conjunction with the more detailed information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

Our Company

Evergy, a Missouri corporation, is a public utility holding company incorporated in 2017 and headquartered in Kansas City, Missouri. Evergy was formed in connection with the merger of Great Plains Energy and Westar Energy that was completed in June 2018 (the “Merger”). Evergy operates primarily through the following wholly-owned direct subsidiaries:

•

Westar Energy is an integrated, regulated electric utility that provides electricity to customers in the state of Kansas. Westar Energy has one active wholly-owned subsidiary with significant operations, Kansas Gas and Electric Company.

•	KCP&L is an integrated, regulated electric utility that provides electricity to customers primarily in the states of Missouri and Kansas.

•	KCP&L Greater Missouri Operations Company (“GMO”) is an integrated, regulated electric utility that provides electricity to customers in the state of Missouri.

•

GPE Transmission Holding Company, LLC (“GPETHC”) owns 13.5% of Transource Energy, LLC (“Transource”) with the remaining 86.5% owned by AEP Transmission Holding Company, LLC, a subsidiary of American Electric Power Company, Inc. Transource is focused on the development of competitive electric transmission projects. GPETHC accounts for its investment in Transource under the equity method.

Our principal executive offices are located at 1200 Main Street, Kansas City, Missouri 64105, and our telephone number is (816) 556-2200.

The Offerings

The following summary contains basic information about the Notes. It does not contain all the information that is important to you. For a more complete understanding of the Notes, please refer to the section of this prospectus supplement entitled “Description of the Notes” and the section of the accompanying prospectus entitled “Description of Debt Securities” and the information included or incorporated and deemed to be incorporated by reference herein and therein before making an investment decision.

Issuer	Evergy, Inc.

Notes Offered	We are offering $800,000,000 aggregate principal amount of the 2024 Notes and $800,000,000 aggregate principal amount of the 2029 Notes.

Maturity Dates	The 2024 Notes will mature on September 15, 2024.

The 2029 Notes will mature on September 15, 2029.

Interest	The per annum interest rate on the 2024 Notes will be 2.45%.
The per annum interest rate on the 2029 Notes will be 2.90%.

Interest Payment Dates	Interest on the Notes of each series will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2020.

Ranking	The Notes will be our senior unsecured obligations. They will rank equal in right of payment with our existing and future senior unsecured obligations and will be senior in right of payment to any existing and future subordinated indebtedness. The Notes will be effectively subordinated to any future secured indebtedness to the extent of the collateral securing that indebtedness, and the Notes will be structurally subordinated to all existing and future liabilities, including trade payables, of our subsidiaries. As of June 30, 2019, we had no outstanding secured indebtedness and approximately $638.1 million in outstanding unsecured indebtedness and our subsidiaries had outstanding approximately $15.1 billion of total liabilities (excluding intercompany indebtedness and debt of variable interest entities), which included approximately $6.5 billion, including current maturities, of total long-term debt, excluding unused commitments and contractual obligations and other commitments. The amounts for our subsidiaries’ total liabilities (excluding intercompany indebtedness and debt of variable interest entities) and total long-term debt also include, as of June 30, 2019, $133.0 million of fair value adjustments recorded in connection with purchase accounting for the Merger, which are not part of future principal payments and will amortize over the remaining life of the associated debt instrument.

Covenant

The supplemental indenture establishing the terms of the Notes of each series will contain a covenant that provides that if Evergy itself incurs indebtedness for borrowed money secured by a lien on any shares of capital stock or other equity interests of any majority-owned subsidiary which Evergy directly owns, Evergy is required to secure the Notes equally and ratably with (or prior to) such indebtedness. See “Description of the Notes — Additional Covenant — Limitation on Liens.”

Optional Redemption	We will have the right to redeem the Notes at any time prior to the applicable Par Call Date therefor (as set forth in the table below), in each case, in whole or from time to time in part, at our option, at a redemption price equal to the greater of (1) 100% of the principal amount of such Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on such Notes being redeemed that would be due if such Notes matured on the applicable Par Call Date therefor (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus a number of basis points equal to the applicable Make-Whole Spread (as set forth in the table below), plus, in each case, accrued and unpaid interest on the principal amount of such Notes being redeemed to, but excluding, such redemption date.

We will have the right to redeem the Notes at any time on or after the applicable Par Call Date therefor, in whole or from time to time in part, at our option, at a redemption price equal to 100% of the principal amount of such series of Notes being redeemed plus accrued and unpaid interest on the principal amount of such Notes being redeemed to, but excluding, such redemption date. See “Description of the Notes—Optional Redemption.”

Series	Par Call Date	Make-Whole Spread

2024 Notes	August 15, 2024 (the date that is one month prior to maturity) (the “2024 Par Call Date”)	20 basis points
2029 Notes	June 15, 2029 (the date that is three months prior to maturity) (the “2029 Par Call Date”)	25 basis points

Form of Notes	One or more global securities held in the name of The Depository Trust Company (“DTC”) or its nominee in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Further Issuances	We may create and issue further notes ranking equally and ratably with, and having the same terms (except for the price to the public,

the issue date and the first interest payment date, as applicable) as the Notes offered hereby. Any additional notes, together with the applicable series of Notes offered hereby, will constitute a single series of notes under the Indenture (as defined herein); provided that if any such additional notes are not fungible for U.S. federal income tax purposes with the applicable Notes offered hereby, such additional notes will be issued under a separate CUSIP number.

Use of Proceeds	The aggregate net proceeds from these offerings, after deducting the respective underwriting discounts and estimated expenses of the offerings, are expected to be approximately $1.58 billion. We intend to use the aggregate net proceeds of the offerings (i) to repay our $1.0 billion unsecured term loan due September 15, 2019, (ii) to repurchase our common stock in accordance with our on-going share repurchase program and (iii) for general corporate purposes. At June 30, 2019, the weighted-average interest rate on the term loan was 2.95% per annum. See “Use of Proceeds.”

Conflicts of Interest	As described in “Use of Proceeds,” a portion of the aggregate net proceeds of these offerings are expected to be used to repay our outstanding term loan. Because affiliates of certain of the underwriters are lenders under our term loan facility, such underwriters would be deemed to have a conflict of interest under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”) to the extent it receives at least 5% of the proceeds of the offerings. Any underwriter deemed to have a conflict of interest would be required to conduct the distribution of the Notes in accordance with FINRA Rule 5121. If the offerings are conducted in accordance with FINRA Rule 5121, such underwriter would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder.

Risk Factors	See “Risk Factors” beginning on page S-11 of this prospectus supplement and page 5 of the accompanying prospectus and other information incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the Notes.

No Listing of the Notes	We do not intend to list the Notes on any securities exchange or seek their quotation on any automated dealer quotation system.

Governing Law	The Indenture and the Notes will be governed by New York law.

Trustee and Paying Agent	The Bank of New York Mellon Trust Company, N.A.

Summary Historical and Pro Forma Consolidated Financial Information

Summary Historical Consolidated Financial Information

The following summary consolidated financial data for the years ended December 31, 2016 through December 31, 2018 has been derived from our audited consolidated financial statements and related notes, incorporated by reference in this prospectus supplement and the accompanying prospectus. Evergy’s income statement data for the year ended December 31, 2018 includes the results of operations of Great Plains Energy’s direct subsidiaries from June 4, 2018, the date of the closing of the Merger, and thereafter. Evergy’s consolidated financial statements reflect the results of operations of Westar Energy for 2017 and 2016 and the financial position of Westar Energy as of December 31, 2017. The following summary of consolidated financial data for year to date June 30, 2019 and June 30, 2018 has been derived from our unaudited consolidated financial statements and related notes, incorporated by reference in this prospectus supplement and the accompanying prospectus. The results of Great Plains Energy’s direct subsidiaries have been included in Evergy’s results of operations from June 4, 2018, the date of the closing of the Merger, and thereafter. The information set forth below is qualified in its entirety by reference to, and therefore, should be read together with, the relevant management’s discussion and analysis of financial condition and results of operations, financial statements and related notes and other financial information incorporated by reference herein.

	Year to Date June 30,		Year Ended December 31,
	2019	2018	2018	2017	2016
	(in millions, except per share data)
Income Statement Data:
Operating revenues	$2,438.6	$1,493.6	$4,275.9	$2,571.0	$2,562.1
Operating expenses	1,957.3	1,243.2	3,342.3	1,892.2	1,859.7

Income from operations	$481.3	$250.4	$933.6	$678.8	$702.4

Income before income taxes	$277.4	$128.8	$599.6	$481.0	$539.2
Income tax expense (benefit)	33.7	(35.8)	59.0	151.2	184.5
Equity in earnings of equity method investees, net of income taxes	4.3	2.7	5.4	6.7	6.5

Net income	$248.0	$167.3	$546.0	$336.5	$361.2
Less: Net income attributable to noncontrolling interests	8.8	5.0	10.2	12.6	14.6
Net income attributable to Evergy, Inc.	239.2	162.3	535.8	323.9	346.6

Per Share Data:
Average number of basic common shares outstanding	248.0	161.9	213.9	142.5	142.1
Average number of diluted common shares outstanding	248.2	162.0	214.1	142.6	142.5
Basic and diluted earnings per common share	$0.96	$1.00	$2.50	$2.27	$2.43

Cash Flow Data:
Cash flows from operating activities	$633.7	$397.2	$1,497.8	$912.7	$803.8
Cash flows from (used in) investing activities	(529.5)	846.9	197.4	(780.8)	(994.1)
Cash flows from (used in) financing activities	(157.5)	32.6	(1,538.4)	(131.6)	190.2

Other Financial Data:
Depreciation and amortization	$429.0	$217.7	$618.8	$371.7	$338.5
Amortization of nuclear fuel	29.4	13.7	43.6	32.2	26.7
Additions to property, plant and equipment	572.4	435.2	1,069.7	764.6	1,087.0

Summary Unaudited Pro Forma Financial Information

The following summary unaudited pro forma condensed consolidated combined statement of income of Evergy for the year ended December 31, 2018 has been derived from the historical consolidated financial statements of Evergy and Great Plains Energy. The summary unaudited pro forma income statement data for the year ended December 31, 2018 give effect to the Merger as if it occurred on January 1, 2018. A pro forma balance sheet is not presented as the Merger is reflected in the most recent historical balance sheet filed in the financial statements of Evergy for the six months ended June 30, 2019.

The historical consolidated financial information has been adjusted in the pro forma statement of income to give effect to pro forma events that are: (1) directly attributable to the Merger; (2) factually supportable; and (3) expected to have a continuing impact on the combined results of Evergy. As such, the impact from merger transaction costs is not included in the pro forma statement of income reflected below and incorporated by reference herein.

Assumptions and estimates underlying the pro forma adjustments are described in the notes accompanying the unaudited pro forma condensed consolidated combined statement of income incorporated by reference in this prospectus supplement, which should be read in connection therewith. The summary unaudited pro forma condensed consolidated combined financial information is for illustrative and informational purposes only and is not necessarily indicative of the results that might have occurred had the Merger taken place on January 1, 2018, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed under “Risk Factors” beginning on page S-11 of this prospectus supplement and the information provided elsewhere and incorporated by reference in this prospectus supplement and the accompanying prospectus. We have derived this summary unaudited pro forma condensed consolidated combined financial information from the unaudited pro forma condensed consolidated combined financial information and related notes contained in our Current Report on Form 8-K filed with the SEC on September 3, 2019, which is incorporated by reference in this prospectus supplement.

Year Ended December 31, 2018
(in millions, except per share data)
Pro Forma Condensed Consolidated Combined Statement of Income Data:
Operating revenues	$5,334.6
Operating expenses	$4,094.1
Income from operations	$1,240.5
Net income	$724.5
Net income attributable to Evergy, Inc.	$714.3
Basic and diluted earnings per average common share	$2.67

RISK FACTORS

An investment in the Notes is subject to various risks. These risks should be considered carefully with the information provided elsewhere and incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the Notes. In addition to the risk factors set forth below, please read the information included or incorporated by reference under “Risk Factors” and “Cautionary Statements Regarding Certain Forward-Looking Information” in this prospectus supplement and our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019 and June 30, 2019 for a description of additional uncertainties associated with our business, results of operations and financial condition and the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Indebtedness — Our indebtedness could adversely affect our ability to fulfill our obligations under the Notes.

Our consolidated indebtedness and debt service obligations are significant. As of June 30, 2019, our total consolidated long-term debt, including current maturities, was $7.1 billion, excluding debt of variable interest entities, unused commitments and contractual obligations and other commitments. Adjusted for these offerings, as of June 30, 2019, our total consolidated long-term debt would have been $8.7 billion and our total stand-alone debt would have been $2.2 billion. We may incur additional short-term and long-term debt from time to time to finance the construction requirements of Westar Energy, KCP&L and GMO, pension benefit plan funding requirements, working capital or capital expenditures or for other general corporate purposes, subject to the restrictions contained in our master revolving credit agreement that governs our senior unsecured revolving credit facility and in any other agreements under which we incur debt.

The Indenture governing the Notes does not limit the amount of unsecured debt that we or our subsidiaries may incur. In general, the Indenture also does not limit the amount of secured debt that we or our subsidiaries may incur. However, the supplemental indenture establishing the terms of the Notes will contain a covenant that provides that if Evergy itself incurs indebtedness for borrowed money secured by a lien on any shares of capital stock or other equity interests of any majority-owned subsidiary which Evergy directly owns, we are required to secure the Notes equally and ratably with (or prior to) such indebtedness. The covenant does not apply to majority-owned subsidiaries indirectly owned by Evergy through intermediate subsidiaries, and is subject to other significant exceptions. See “Description of the Notes — Additional Covenant — Limitation on Liens.”

The covenants contained in the Indenture do not afford the holders of Notes any protection in the event of a highly leveraged transaction or other transaction involving us that may adversely affect holders.

Our debt could have important consequences to holders of the Notes, including the following:

•

we are required to use a substantial portion of our consolidated cash flow from operations to pay principal and interest on our debt, thereby reducing the availability of our consolidated cash flow to fund the construction requirements of Westar Energy, KCP&L and GMO, pension benefit plan funding requirements, working capital and capital expenditures and for other general corporate purposes;

•

if prevailing interest rates increase, our interest expense could increase because any borrowings under our senior unsecured revolving credit facility and under our subsidiaries’ commercial paper programs and certain tax-exempt bonds on which our subsidiaries are obligated will bear interest at floating rates;

•

our leverage increases our vulnerability to economic downturns, and adverse competitive and industry conditions could place us at a competitive disadvantage compared to those of our competitors that are less leveraged; and

•

our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and our industry and could limit our ability to pursue other business opportunities, borrow more money for operations or raise capital in the future and implement our business strategies.

Unsecured Obligations — Because the Notes are not secured and are effectively subordinated to the rights of secured creditors, the Notes will be subject to the prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the Notes.

The Notes are senior unsecured obligations and will rank equally with any future unsecured and unsubordinated debt and will be effectively junior to any future secured debt we may incur. The Indenture governing the Notes does not limit the amount of unsecured debt that we or our subsidiaries may incur or restrict us or our subsidiaries from entering into sale and leaseback transactions. In general, the Indenture also does not limit the amount of secured debt that we or our subsidiaries may incur. However, the supplemental indenture establishing the terms of the Notes will contain a covenant that provides that if Evergy itself incurs indebtedness for borrowed money secured by a lien on any shares of capital stock or other equity interests of any majority-owned subsidiary which Evergy directly owns, we are required to secure the Notes equally and ratably with (or prior to) such indebtedness. This covenant is limited in its restrictions and subject to significant exceptions. See “Description of the Notes — Additional Covenant — Limitation on Liens.”

If we or our subsidiaries incur any secured debt, our assets and those of our subsidiaries which secure such debt will be subject to prior claims by our and their respective secured creditors. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, assets that secure debt will be available to pay obligations on the Notes only after all debt secured by those assets has been repaid in full. Holders of the Notes will participate in any remaining assets ratably with all of our unsecured and unsubordinated creditors, including trade creditors. If we incur any additional obligations that rank equally with the Notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the Notes in any proceeds distributed upon our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to holders of the Notes. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the Notes then outstanding would remain unpaid.

Structural Subordination — We depend upon dividends or other intercompany transfers from our subsidiaries to meet our obligations under the Notes. Claims of creditors of these subsidiaries may have priority over claims by us with respect to the assets and earnings of these subsidiaries.

The Notes will be direct unsecured obligations of Evergy exclusively, and not the obligation of any subsidiaries. Evergy is a holding company that derives substantially all of its income from its operating subsidiaries. As a result, our cash flows and consequent ability to service our debt and other liabilities, including the Notes, are dependent upon the earnings of our subsidiaries and distribution of those earnings to us and other payments or distributions of funds by our subsidiaries to us, including payments of dividends and principal and interest under intercompany indebtedness. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any distributions (except for payments required pursuant to the terms of intercompany indebtedness) to us or otherwise pay amounts due with respect to the Notes or to make specific funds available for such payments.

In addition, none of our subsidiaries is guaranteeing the Notes. All existing and future liabilities of our subsidiaries will be structurally senior to the Notes. Our rights and the rights of any holder of the Notes (or other of our creditors) to participate in the assets of any subsidiary upon that subsidiary’s liquidation, bankruptcy or recapitalization will be subject to the prior claims of that subsidiary’s creditors and preferred equity holders, if any, except to the extent we may be a creditor with recognized claims against such subsidiary.

In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, the holders of the Notes may not receive any amounts with respect to the Notes until after the payment in full of the claims of creditors and preferred equity holders, if any, of our subsidiaries.

As of June 30, 2019, our subsidiaries had $15.1 billion of total liabilities, excluding intercompany indebtedness and debt of variable interest entities.

No Prior Market for the Notes — There is no prior market for the Notes, and if a market develops, it may not be liquid and prices of the Notes may vary.

We do not intend to list the Notes on any securities exchange or seek their quotation on any automated dealer quotation system. We cannot assure holders of the Notes that any liquid market for the Notes will ever develop or be maintained. The underwriters have advised us that they currently intend to make a market in the Notes following the offerings. However, the underwriters have no obligation to make a market in the Notes and they may stop at any time. Further, there can be no assurance as to the liquidity of any market that may develop for the Notes, holders’ ability to sell their Notes or the prices at which holders will be able to sell their Notes. Future trading prices of the Notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the Notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the Notes;

•	the outstanding amount of the Notes;

•	the terms related to optional redemption of the Notes; and

•	the level, direction and volatility of market interest rates generally.

Evergy, Westar Energy, KCP&L, GMO and certain of their securities are rated by Moody’s Investors Service, Inc. and S&P Global Ratings. There is no assurance that such credit ratings will be issued or remain in effect for any given period of time or that such ratings will not be decreased, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Any decrease, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of debt securities issued by Evergy, including the Notes.

Evergy’s credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes of each series. These credit ratings may not reflect the potential impact of risks relating to the terms or market for the Notes. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each rating agency’s rating should be evaluated independently of any other rating agency’s rating.

USE OF PROCEEDS

The aggregate net proceeds from these offerings, after deducting the respective underwriting discounts and estimated expenses of the offerings, are expected to be approximately $1.58 billion. We intend to use the aggregate net proceeds of the offerings (i) to repay our $1.0 billion unsecured term loan due September 15, 2019, (ii) to repurchase our common stock in accordance with our on-going share repurchase program and (iii) for general corporate purposes. At June 30, 2019, the weighted-average interest rate on the term loan was 2.95% per annum.

Certain of the underwriters or their respective affiliates will receive a portion of the aggregate net proceeds from the offerings to the extent they are lenders under the term loan and we use such proceeds to repay such term loan. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

DESCRIPTION OF THE NOTES

The following description of the particular terms of the Notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Notes set forth in the accompanying prospectus under “Description of Debt Securities,” to which reference is hereby made. Whenever a defined term is referred to and not herein defined, the definition thereof is contained in the accompanying prospectus or in the Indenture referred to therein. As used in this section, the terms “we,” “us,” “our,” or “Evergy” refer to Evergy, Inc. only and not to its subsidiaries.

The following description, together with the “Description of Debt Securities” in the accompanying prospectus, is a summary of the material provisions of the Notes and the Indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Notes and the Indenture, including the definition of certain terms used in the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Notes.

General

The Notes of each series constitute a single series of debt securities to be issued pursuant to an indenture, dated as of June 1, 2004, by and between Great Plains Energy and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”), as previously amended and supplemented, including by the sixth supplemental indenture, dated as of June 4, 2018, pursuant to which Evergy assumed the obligations of Great Plains Energy under such indenture, and as to be further amended and supplemented by the seventh supplemental indenture by and between the Company and the Trustee (as so amended and supplemented, the “Indenture”). The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The 2024 Notes will initially be limited to $800,000,000 aggregate principal amount and will mature on September 15, 2024 and the 2029 Notes will initially be limited to $800,000,000 aggregate principal amount and will mature on September 15, 2029.

The Notes of each series will bear interest at the applicable rate per year set forth on the cover page of this prospectus supplement from the date of issuance or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2020, to the persons in whose names the Notes are registered at the close of business on the record date for the applicable interest payment date, which will be (i) the close of business on the Business Day (as defined herein) immediately preceding such interest payment date so long as all of the Notes of a series remain in book-entry only form or (ii) the fifteenth calendar day, whether or not such day is a Business Day, immediately preceding such interest payment date if any of the Notes of such series do not remain in book-entry only form. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months (and for any partial periods shall be calculated on the basis of the number of days elapsed in a 360-day year of twelve 30-day months). If any date on which interest is payable on the notes is not a Business Day, then payment of the interest payable on that date will be made on the next succeeding day which is a Business Day (and without any additional interest or other payment in respect of any delay).

As used in this section, “Business Day” means, with respect to the Notes, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions or trust companies in the Borough of Manhattan, the City and State of New York, the state of Missouri, or in the city where the corporate trust office of the Trustee is located, are obligated or authorized by law or executive order to close, except as otherwise specified in a company order pursuant to the Indenture.

The Notes will be direct unsecured obligations of Evergy exclusively, and not the obligation of any of our subsidiaries. The Notes will (i) rank equally with our existing and future senior indebtedness, (ii) be effectively subordinated (with respect to underlying collateral) to any secured indebtedness that we may incur in the future, and (iii) be structurally subordinated to all existing and future liabilities, including trade payables, of our subsidiaries.

The Notes will be issued only in registered form in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

We will initially offer (i) $800,000,000 aggregate principal amount of the 2024 Notes and (ii) $800,000,000 aggregate principal amount of the 2029 Notes. Subject to the terms of the Indenture, we may, at any time, without consent of the holders of either series of the Notes, issue additional notes having the same ranking, interest rate, maturity and other terms (except for the price to public, the issue date and the first interest payment date, as applicable) as either such series of Notes being offered hereby. Any such series of additional notes, together with the applicable series of Notes offered hereby, will constitute a single series of notes under the Indenture; provided that if any such series of additional notes are not fungible for U.S. federal income tax purposes with the applicable series of Notes offered hereby, such series of additional notes will be issued under a separate CUSIP number.

Optional Redemption

We will have the right to redeem the Notes at any time prior to the applicable Par Call Date therefor (as set forth in the table below), in each case, in whole or from time to time in part, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of such Notes being redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on such Notes being redeemed that would be due if such Notes matured on the applicable Par Call Date therefor (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus a number of basis points equal to the applicable Make-Whole Spread (as set forth in the table below), plus, in each case, accrued and unpaid interest on the principal amount of such Notes being redeemed to, but excluding, such redemption date. Notwithstanding the foregoing, installments of interest on Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the Notes and the Indenture.

We will have the right to redeem the Notes at any time on or after the applicable Par Call Date therefor, in whole or from time to time in part, at our option, at a redemption price equal to 100% of the principal amount of such series of Notes being redeemed plus accrued and unpaid interest on the principal amount of such Notes being redeemed to, but excluding, such redemption date.

Series	Par Call Date	Make-Whole Spread
2024 Notes	August 15, 2024 (the date that is one month prior to maturity) (the “2024 Par Call Date”)	20 basis points

2029 Notes	June 15, 2029 (the date that is three months prior to maturity) (the “2029 Par Call Date”)	25 basis points

For purposes of the optional redemption provisions, the following terms have the following meanings:

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the applicable series of Notes to be redeemed (assuming, for this purpose, that the 2024 Notes matured on the 2024 Par Call Date and the 2029 Notes matured on the 2029 Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations;

•	if the Quotation Agent obtains fewer than four of such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations; or

•	if only one Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means each of (1) BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC and (2) a Primary Treasury Dealer (as defined below) selected by MUFG Securities Americas Inc., or their respective affiliates and successors, unless any of them ceases to be a primary U.S. government securities dealer in the United States of America (a “Primary Treasury Dealer”), in which case we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

Notice of any redemption will be given at least 10 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes are to be redeemed, the particular Notes or portions of such Notes to be redeemed will be selected by The Depository Trust Company in such manner as it shall determine.

Notwithstanding the foregoing, any notice of redemption at our option may state that such redemption will be conditional upon receipt by the Trustee on or prior to the date fixed for such redemption, of money sufficient to pay the principal of, and premium, if any, and interest on, such Notes and that if such money has not been so received, such notice will be of no force and effect and we will not be required to redeem such Notes.

Additional Covenant – Limitation on Liens

So long as any Notes remain outstanding, we will not issue, assume, guarantee or permit to exist any indebtedness for borrowed money secured by a lien on any shares of capital stock or other equity interests of any majority-owned subsidiary, which shares of capital stock or other equity interests Evergy itself now or hereafter directly owns, without effectively securing the Notes equally and ratably with (or prior to) that indebtedness.

The foregoing limitation does not limit the following liens and indebtedness:

•	any lien on shares of capital stock or other equity interests of an entity, which lien exists at the time that such entity becomes a majority-owned subsidiary;

•

any lien on shares of capital stock or other equity interests created at the time Evergy acquires those shares of capital stock or other equity interests, or within 270 days after that time, to secure all or a portion of the purchase price for those shares of capital stock or other equity interests;

•

any lien on shares of capital stock or other equity interests in favor of the United States (or any State or territory thereof), any foreign country or any department, agency or instrumentality or political subdivision of those jurisdictions, to secure payment pursuant to any contract or statute;

•

any lien on shares of capital stock or other equity interests arising in connection with court proceedings; provided that either: (1) the execution or enforcement of that lien is effectively stayed within 30 days after entry of the corresponding judgment (or the corresponding judgment has been discharged within that 30 day period) and the claims secured by that lien are being contested in good faith by appropriate proceedings; (2) the payment of that lien is covered in full by insurance and the insurance provider has not denied or contested coverage; or (3) so long as that lien is adequately bonded, any appropriate legal proceedings that have been duly initiated for the review of the corresponding judgment, decree or order have not been fully terminated or the periods within which those proceedings may be initiated have not expired;

•	any lien on shares of capital stock or other equity interests in favor of Evergy;

•

any lien on shares of capital stock or other equity interests of any special purpose subsidiary formed for the sole and exclusive purpose of the acquisition, development, ownership or operation of an asset with indebtedness as to which there is no recourse to Evergy or any of its affiliates other than such subsidiary;

•

any lien on shares of capital stock or other equity interests of any special purpose, bankruptcy-remote subsidiary formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of accounts receivable, payment intangibles, accounts or notes receivable and related rights and property in connection with and pursuant to a Permitted Securitization (as defined below); and

•

the replacement, extension or renewal of any lien referred to above, provided that: (1) the principal amount of indebtedness secured by those liens immediately after the replacement, extension or renewal may not exceed the principal amount of indebtedness secured by those liens immediately before the replacement, extension or renewal; and (2) the replacement, extension or renewal lien is limited to no more than the same proportion of the shares of capital stock or other equity interests as were covered by the lien that was replaced, extended or renewed.

A “Permitted Securitization” means any sale and/or contribution, or series of related sales and/or contributions, by Evergy or any of its subsidiaries of accounts receivable, payment intangibles, notes receivable and related rights and property (collectively, “receivables”) or interests therein to a trust, corporation or other entity, where the purchase of such receivables or interests therein is funded in whole or in part by the incurrence or issuance by the purchaser or any successor purchaser of indebtedness or securities that are to receive payments from, or that represent interests in, the cash flow derived primarily from such receivables or interests therein.

Book-Entry System

Upon issuance, the Notes of each series will be represented by one or more global securities deposited with, or on behalf of, The Depository Trust Company, as depositary. The global securities representing the applicable series of Notes will be registered in the name of the depositary or its nominee. Except under the circumstances described in the accompanying prospectus under “Book-Entry System,” the Notes will not be issuable in definitive form. So long as the Notes of either series are represented by one or more global securities, the depositary or its nominee will be considered the sole owner or holder of such Notes for all purposes under the Indenture, and the beneficial owners of such Notes will be entitled only to those rights and benefits afforded to them in accordance with the depositary’s regular operating procedures. The depositary has confirmed to us, the underwriters and the Trustee that it intends to follow such procedures with respect to the Notes. A further description of the depositary’s procedures with respect to global securities is set forth in the accompanying prospectus under “Book-Entry System.”

Global Clearance and Settlement Procedures

Secondary market trading between Clearstream Banking, S.A. (“Clearstream”) participants and/or Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”) participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of Notes received in Clearstream or the Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear participant or Clearstream participant on such business day. Cash received in Clearstream or the Euroclear as a result of sales of the Notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or the Euroclear cash account only as of the business day following settlement in DTC.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain material U.S. federal income tax considerations that may be relevant to the purchase, ownership and disposition of the Notes. Because this section is a summary, it does not address all aspects of taxation that may be relevant to a particular holder of the Notes in light of the holder’s personal investment or tax circumstances, or to certain types of holders that are subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers in securities or foreign currency;

•	tax-exempt entities;

•	banks;

•	thrifts;

•	regulated investment companies;

•	real estate investment trusts;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	insurance companies;

•	persons that hold the Notes as part of a “straddle,” a “hedge” or a “conversion transaction”;

•	persons liable for alternative minimum tax;

•	certain former U.S. citizens or long-term residents or expatriates;

•	retirement plans;

•	any U.S. holder (as defined below) that has a “functional currency” other than the U.S. dollar or that holds Notes through a non-U.S. broker or other non-U.S. intermediary;

•	a person required for U.S. federal income tax purposes to conform the timing of accruals with respect to the Notes to its financial statements; and

•	partnerships (or other pass-through entities or arrangements) or investors in such partnerships (or other pass-through entities or arrangements).

This summary assumes that the Notes are held as capital assets for U.S. federal income tax purposes, which generally means property held for investment. In addition, except where otherwise provided, this discussion is limited to the U.S. federal income tax consequences to initial investors that purchase the Notes for cash, at their original issue price, and does not discuss the tax consequences for subsequent purchasers of the Notes. It does not consider any tax consequences arising out of U.S. federal gift, generation-skipping and estate tax law or under the tax laws of any foreign, state, local or other jurisdiction.

If a partnership, including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of the Notes, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership that is considering purchasing Notes (or a partner in such partnership), you should consult with your tax advisor.

This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations as of the date hereof, all of which are subject to change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes.

We urge you to consult your own tax advisor about the particular U.S. federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the Notes and the application of the U.S. federal income tax laws to your particular situation.

U.S. Holders

A “U.S. holder” is a beneficial owner of Notes that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its sources; or

•

any trust if (1) a court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Interest

If the Notes are issued at a discount from their stated redemption price at maturity, it is expected, and this discussion assumes, that any such discount will be less than the statutorily defined de minimis amount. Accordingly, stated interest on the Notes generally will be taxable to a U.S. holder as ordinary interest income at the time such interest is received or accrued in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Other Taxable Disposition of Notes

A U.S. holder will generally recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a Note. The amount of the U.S. holder’s gain or loss will equal the difference between the amount the U.S. holder receives for the Note (except to the extent such amount represents accrued but unpaid interest, which will be treated as ordinary interest income to the extent the U.S. holder has not previously included the accrued interest in gross income) minus the U.S. holder’s adjusted tax basis in the Note. The U.S. holder’s adjusted tax basis in a Note generally will be the price the U.S. holder paid for the Note. Any such gain or loss on a taxable disposition of a Note, as described above, will generally constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder has held such Note for more than one year at the time of disposition. Under current U.S. federal income tax law, net long-term capital gains of non-corporate U.S. holders (including individuals) are eligible for taxation at preferential rates. The deductibility of capital losses against ordinary income is subject to limitations.

Net Investment Income Tax

Certain U.S. holders who are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which generally will include interest and gain on a sale in respect of the Notes, subject to certain exceptions. Each U.S. holder is urged to consult its tax advisors regarding the applicability of the net investment income tax to its income and gains in respect of its investment in the Notes.

Information Reporting and Backup Withholding

Payments of principal and interest made by us on, or the proceeds of the sale or other disposition of, the Notes generally will be subject to information reporting unless the U.S. holder is an exempt recipient, such as a corporation, and, if required, demonstrates its status as an exempt recipient. In addition, such payments generally will be subject to U.S. federal backup withholding tax, currently at a rate of 24%, unless the U.S. holder supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

A “Non-U.S. holder” is a beneficial owner of Notes that is neither a partnership nor other pass-through entity or arrangement that is treated as a partnership for U.S. federal income tax purposes (which, as indicated above, we do not address herein) or a U.S. holder.

Payments on the Notes

Subject to the discussions below concerning backup withholding and FATCA (as defined below) withholding, payments of interest on a Note to any Non-U.S. holder will generally not be subject to U.S. federal withholding tax, provided that the interest is not effectively connected with a U.S. trade or business conducted by the Non-U.S. holder and:

the holder is not (and, if so requested by the paying agent, certifies that it is not):

•	an actual or constructive owner of 10% or more of the total voting power of all our voting stock;

•	a controlled foreign corporation related (directly or indirectly) to us through stock ownership; or

•	a bank receiving interest on an extension of credit made pursuant to a loan agreement with us entered into in the ordinary course of its trade or business; and

we, or our paying agent, receive:

•

from the Non-U.S. holder, a properly completed IRS Form W-8BEN or W-8BEN-E (or substitute Form W-8BEN or W-8BEN-E or the appropriate successor form), signed under penalties of perjury, which provides the Non-U.S. holder’s name and address and certifies that the Non-U.S. holder of the Note is a Non-U.S. holder; or

•

from a securities clearing organization, bank or other financial institution that holds the Notes in the ordinary course of its trade or business (a “financial institution”) on behalf of the Non-U.S. holder, certification under penalties of perjury that such a Form W-8BEN or W-8BEN-E (or substitute Form W-8BEN or W-8BEN-E or the appropriate successor form) has been received by it, or by another such financial institution, from the Non-U.S. holder, and a copy of the Form W-8BEN or W-8BEN-E (or substitute Form W-8BEN or W-8BEN-E or the appropriate successor form) is furnished to the payor.

Special rules may apply to holders who hold Notes through “qualified intermediaries” within the meaning of U.S. federal income tax laws.

If interest on a Note is effectively connected with the conduct by a Non-U.S. holder of a trade or business in the United States and, if the Non-U.S. holder is entitled to the benefits under an applicable tax treaty, is attributable to a permanent establishment or a fixed base in the United States, then such income generally will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if realized by corporate Non-U.S. holders, may also be subject to a branch profits tax at 30% or such lower rate as may be available pursuant to an applicable income tax treaty). If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of such interest will not be subject to U.S. federal withholding tax so long as the holder provides us or the paying agent with a properly completed IRS Form W-8ECI.

A Non-U.S. holder that does not qualify for an exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or lower, including a 0%, applicable treaty rate if the Non-U.S. holder qualifies for such applicable treaty benefit and certifies such qualification via a Form W-8BEN or W-8BEN-E) on payments of interest on the Notes. We will not be obligated to make any “gross up” or additional payments in respect of amounts withheld on the Notes if we determine that we must so withhold in respect of the amounts described above.

Non-U.S. holders may be required to periodically update their IRS forms.

Non-U.S. holders should consult their tax advisors concerning certification requirements and about any applicable income tax treaties, which may provide for an exemption from or a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale, Exchange or Other Taxable Disposition of Notes

Subject to the discussions of backup withholding below, any gain realized by a Non-U.S. holder on the sale, exchange, redemption, retirement or other disposition of a Note generally will not be subject to U.S. federal income tax, unless:

•

such gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business in the United States and, if the Non-U.S. holder is entitled to the benefits under an applicable tax treaty, is attributable to a permanent establishment or a fixed base in the United States; or

•	the Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

If the first bullet point applies, the Non-U.S. holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, if such Non-U.S. holder is a corporation, such Non-U.S. holder may also be subject to the branch profits tax described above. If the second bullet point applies, the Non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains from U.S. sources (including gains from the sale, exchange, redemption, retirement or other disposition of the Notes) exceed capital losses allocable to U.S. sources.

Gain realized on a disposition of a Note will not include amounts that represent accrued but unpaid interest, which will be treated as described under “—Payments on the Notes.”

Information Reporting and Backup Withholding

Payments of interest to a Non-U.S. holder generally will be reported to the IRS and to the Non-U.S. holder. Copies of applicable IRS information returns may be made available under the provisions of a specific tax treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides. Non-U.S. holders are generally exempt from backup withholding, currently at a rate of 24%, and additional information reporting on payments of principal, premium (if any), or interest on a Note and the payment of proceeds from the sale of a Note, provided that the Non-U.S. holder (a) certifies its nonresident status on the appropriate IRS form (or a suitable substitute form) and certain other conditions are met or (b) otherwise establishes an exemption. Backup withholding is not an additional tax. Any backup withholding generally will be allowed as a credit or refund against the Non-U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

FATCA Withholding

The Foreign Account Tax Compliance Act provisions of the Code and related U.S. Treasury guidance (“FATCA”), impose a U.S. federal withholding tax of 30% on certain payments on the Notes (which currently include interest payments on the Notes, and subject to the proposed Treasury regulations discussed below, would include gross proceeds, including the return of principal at maturity or from the sale or other taxable disposition, including redemptions, of the Notes) made to certain non-U.S. entities unless various U.S. information reporting and due diligence requirements have been met or an exemption applies. Treasury regulations proposed in December 2018 (and upon which taxpayers and withholding agents are entitled to rely pending their finalization) would eliminate FATCA withholding on the gross proceeds from a sale or other disposition of instruments, such as the Notes, that produce withholdable payments. In the case of payments made to a “foreign financial institution” (such as a bank, a broker, an investment fund or, in certain cases, a holding company), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States (an “FFI Agreement”) or (ii) is required by (and does comply with) applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”) to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution and, in either case, such institution provides the withholding agent with a certification as to its FATCA status. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification as to its FATCA status and, in certain cases, identifies any “substantial” U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity). If a Note is held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement and is not subject to similar requirements under applicable foreign law enacted in connection with an IGA. We will not be obligated to make any “gross up” or additional payments in respect of amounts withheld on the Notes if we determine that we must so withhold in order to comply with FATCA in respect of the amounts described above. Prospective purchasers of the Notes should consult their own tax advisors regarding the application of FATCA to the purchase, ownership and disposition of Notes in their particular circumstances.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions contained in an underwriting agreement, dated the date of this prospectus supplement between us and the underwriters named below, for whom BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, MUFG Securities Americas Inc. and Wells Fargo Securities, LLC are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amounts of Notes that appear opposite its name in the table below:

Name	Principal Amount of 2024 Notes	Principal Amount of 2029 Notes
BofA Securities, Inc.	$154,400,000	$154,400,000
Citigroup Global Markets Inc.	154,400,000	154,400,000
J.P. Morgan Securities LLC	154,400,000	154,400,000
MUFG Securities Americas Inc.	154,400,000	154,400,000
Wells Fargo Securities, LLC	154,400,000	154,400,000
Samuel A. Ramirez & Company, Inc.	28,000,000	28,000,000

Total	$800,000,000	$800,000,000

The underwriters are offering the Notes subject to their acceptance of the Notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered hereby are subject to certain conditions. The underwriting agreement provides that the underwriters are obligated to purchase all of the Notes, if any are purchased.

The Notes sold by the underwriters to the public will initially be offered at the prices to the public set forth on the cover page of this prospectus supplement and may be offered to certain dealers at these prices less a concession not in excess of (i) 0.360% of the aggregate principal amount of the 2024 Notes or (ii) 0.390% of the aggregate principal amount of the 2029 Notes. The underwriters may allow, and those dealers may reallow, a discount not in excess of (i) 0.200% of the aggregate principal amount of the 2024 Notes or (ii) 0.250% of the aggregate principal amount of the 2029 Notes to certain other dealers. If all the Notes are not sold at the prices to the public, the underwriters may change the prices to the public and the other selling terms. The underwriters may offer and sell Notes through certain of their affiliates.

The following table shows the respective underwriting discounts that we will pay to the underwriters in connection with the offerings of the Notes:

Paid by Us
Per 2024 Note	0.600%
Total 2024 Notes	$4,800,000
Per 2029 Note	0.650%
Total 2029 Notes	$5,200,000

Expenses associated with these offerings to be paid by us, other than the respective underwriting discounts, are estimated to be approximately $2,600,000.

We have also agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

Each series of the Notes is a new issue of securities with no established trading market. We do not intend to list the Notes on any securities exchange or seek their quotation on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. At their sole discretion, the underwriters may discontinue any market making in the Notes at any time without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offerings of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the Notes. Specifically, the underwriters may overallot in connection with the offerings of the Notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase Notes in the open market to cover syndicate short positions or to stabilize the price of the Notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Notes in the offerings if the syndicate repurchases previously distributed Notes in syndicate covering transactions, stabilizing transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the Notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, corporate trust, investment management, investment research, principal investment, hedging, financing and brokerage activities.

The underwriters and their affiliates have provided and in the future may continue to provide investment banking, commercial banking, corporate trust and other financial services, including the provision of credit facilities, to us and our affiliates in the ordinary course of business for which they have received and will receive customary compensation. Affiliates of certain of the underwriters are lenders or agents under a master revolving credit agreement entered into with Evergy, Westar Energy, KCP&L and GMO, and are lenders under our term loan facility. In connection with these arrangements, affiliates of certain of the underwriters act as lenders and/or agents.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours or our subsidiaries. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

As described in “Use of Proceeds,” a portion of the aggregate net proceeds of the offerings are expected to be used to repay our outstanding term loan. Because affiliates of certain of the underwriters are lenders under our term loan facility, such underwriters would be deemed to have a conflict of interest under FINRA Rule 5121 to the extent it receives at least 5% of the proceeds of these offerings.

Any underwriter deemed to have a conflict of interest would be required to conduct the distribution of the Notes in accordance with FINRA Rule 5121. If these offerings are conducted in accordance with FINRA Rule 5121, such underwriter would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder.

Selling Restrictions

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with these offerings.

Notice to Prospective Investors in the European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, this prospectus supplement and the accompanying prospectus is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at, persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Hong Kong

The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Taiwan

The Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Notes in Taiwan.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (“Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or any other Australian governmental agency in relation to these offerings. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document for purposes of the Corporations Act and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken that would permit an offering of the Notes in circumstances that would require disclosure under Part 6D.2 or Part 7.9 of the Corporations Act.

The Notes may not be offered for sale, and application for the sale or purchase of any Notes may not be invited, in Australia (including an offer or invitation that is received by a person or entity in Australia), and neither this prospectus supplement or the accompanying prospectus nor any other offering material or advertisement relating to the Notes may be distributed or published in Australia, unless, in each case:

a.

the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the Notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or Part 7.9 of the Corporations Act;

b.

the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person or entity making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

c.

the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

d.	the offer or invitation does not constitute an offer or invitation to a person or entity in Australia that is a “retail client” as defined for purposes of Section 761G of the Corporations Act; and

e.	such action does not require any document to be lodged with the ASIC or the Australian Securities Exchange.

Notice to Prospective Investors in Switzerland

The Notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. Accordingly, this prospectus supplement and the accompanying prospectus do not constitute a prospectus within the meaning of, and have been prepared without regard to the disclosure standards for issuance prospectuses under article 652a or article 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under article 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Each underwriter has represented and agreed not to publicly distribute or otherwise make publicly available in Switzerland this prospectus supplement or any other offering or marketing material relating to the Notes.

Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the offerings, the Company or the Notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of Notes will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of Notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the Notes.

Notice to Prospective Investors in the United Arab Emirates

The offerings of the Notes have not been approved or licensed by the UAE Central Bank, the UAE Securities and Commodities Authority (“SCA”), the Dubai Financial Services Authority (“DFSA”) or any other relevant licensing authorities in the UAE, and the Notes may not be offered to the public in the UAE (including the DIFC). This prospectus supplement is being issued to a limited number of institutional and individual investors: (a) who meet the criteria of a “Qualified Investor” as defined in the SCA Board of Directors Decision No. 3 R.M. of 2017 (but excluding subparagraph 1(d) in the “Qualified Investor” definition relating to natural persons); (b) upon their request and confirmation that they understand that the Notes have not been approved or licensed by or registered with the UAE Central Bank, the SCA, DFSA or any other relevant licensing authorities or governmental agencies in the UAE; and (c) upon their confirmation that they understand that the prospectus supplement must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose.

LEGAL MATTERS

Certain legal matters in connection with the offerings of the Notes will be passed upon for us by Heather A. Humphrey, Senior Vice President, General Counsel and Corporate Secretary of the Company and Hunton Andrews Kurth LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Bracewell LLP, New York, New York. From time to time, Bracewell LLP acts as counsel for us and our affiliates for various matters.

At August 30, 2019, Ms. Humphrey owned beneficially a number of shares of common stock of Evergy, including equity awards that may be paid in shares of common stock at a later date, which represented less than 0.1% of the total outstanding common stock of Evergy.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus supplement by reference from the Annual Report on Form 10-K of Evergy, Inc. for the year ended December 31, 2018, and the effectiveness of Evergy, Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

EVERGY, INC.

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preference Stock

Depositary Shares

Warrants

Stock Purchase Contracts

Stock Purchase Units

Evergy, Inc. (“Evergy”) may offer and sell, from time to time, these securities in one or more offerings. We may offer the securities simultaneously or at different times, in one or more separate series, in amounts, at prices and on terms to be determined at or prior to the time or times of sale.

This prospectus provides you with a general description of these securities. We will provide specific information about the offerings and the terms of these securities in one or more supplements to this prospectus. The supplements may also add, update or change the information contained in this prospectus. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement. You should read this prospectus and the related prospectus supplements before you invest in these securities.

The common stock of Evergy, Inc. is listed on The New York Stock Exchange under the symbol “EVRG.”

Our principal executive offices are located at 1200 Main Street, Kansas City, Missouri 64105 and our telephone number is (816) 556-2200.

Investing in these securities involves risks. You should carefully consider the information referred to under the heading “Risk Factors” on page 5 of this prospectus.

We may offer and sell these securities through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. We will set forth in the related prospectus supplement the specific terms of the plan of distribution, including the name of the underwriters, dealers or agents, the discount or commission received by them from us as compensation, our other expenses for the offering and sale of these securities and the net proceeds we receive from the sale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 5, 2018.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. By using this process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. We may offer any of the following securities: senior debt securities or subordinated debt securities, each of which may be convertible into our common stock, common stock, preference stock, depositary shares, stock purchase contracts and stock purchase units. We may also offer warrants to purchase shares of our common stock.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with a supplement to this prospectus that will describe the specific terms of that offering. The prospectus supplement may also add, update or change the information contained in this prospectus, including information about us. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. Therefore, for a complete understanding of our securities being offered, we urge you to read carefully the registration statement (including the exhibits thereto), this prospectus and any prospectus supplement accompanying this prospectus, together with the information incorporated herein by reference under “Where You Can Find More Information,” before deciding whether to invest in any of our securities being offered.

This prospectus, any prospectus supplement and any free writing prospectus that we file with the SEC contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized anyone to provide you with different information, and neither we nor the underwriters of any offering of securities will authorize anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise requires or as otherwise indicated, when we refer to “Evergy,” the “Company,” “we,” “us” or “our” in this prospectus or when we otherwise refer to ourselves in this prospectus, we mean Evergy, Inc. and its subsidiaries, unless the context clearly indicates otherwise.

CAUTIONARY STATEMENTS REGARDING

CERTAIN FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based on historical facts. In some cases, you can identify forward-looking statements by use of the words “may,” “should,” “expect,” “plan,” “anticipate,” “estimate,” “predict,” “potential,” or “continue.” Forward-looking statements include, but are not limited to, statements regarding the outcome of regulatory proceedings, cost estimates of capital projects and other matters affecting future operations. These forward-looking statements are based on assumptions, expectations, and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties, including those discussed under the heading “Risk Factors” in this prospectus, in any prospectus supplement, and in our other filings with the SEC. These risks and uncertainties could cause actual results, developments and business decisions to differ materially from those contemplated or implied by forward-

looking statements. Consequently, you should recognize these statements for what they are and we caution you not to rely upon them as facts. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. We disclaim any duty to update the forward-looking statements, which apply only as of the date of this prospectus. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by these forward-looking statements include the following:

•	future economic conditions in regional, national and international markets and their effects on sales, prices and costs;

•	prices and availability of electricity in regional and national wholesale markets;

•	market perception of the energy industry, Evergy, Westar Energy, Inc. (“Westar Energy”) and Kansas City Power & Light Company (“KCP&L”);

•	changes in business strategy, operations or development plans; the outcome of contract negotiations for goods and services;

•

effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry;

•	decisions of regulators regarding rates that Westar Energy and KCP&L (or other regulated subsidiaries of Evergy) can charge for electricity;

•	adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality;

•

financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on derivatives and hedges, nuclear decommissioning trust and pension plan assets and costs;

•	impairments of long-lived assets or goodwill;

•	credit ratings;

•	inflation rates;

•	effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments;

•	impact of terrorist acts, including, but not limited to, cyber terrorism;

•	ability to carry out marketing and sales plans;

•	weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs;

•	cost, availability, quality and deliverability of fuel;

•	the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results;

•	ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages;

•	delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects;

•	Evergy’s ability to successfully manage its transmission joint ventures;

•	the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks;

•	workforce risks, including, but not limited to, increased costs of retirement, health care and other benefits;

•	the possibility that the expected value creation from the merger will not be realized, or will not be realized within the expected time period;

•	difficulties related to the integration of the two companies;

•	disruption from the merger making it more difficult to maintain relationships with customers, employees, regulators or suppliers;

•	the diversion of management time; and

•	other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all factors. You should also carefully consider the information contained under the heading “Risk Factors” in this prospectus, any prospectus supplement, and in our other SEC filings. Additional risks and uncertainties are discussed from time to time in Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K filed by Evergy with the SEC. Each forward-looking statement speaks only as of the date of the particular statement. Evergy undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

EVERGY, INC.

Evergy, a Missouri corporation incorporated in 2017 and headquartered in Kansas City, Missouri, is a public utility holding company and does not own or operate any significant assets other than the stock of its subsidiaries and cash and cash equivalents. Evergy operates primarily through the following wholly-owned direct subsidiaries:

•

Westar Energy is an integrated, regulated electric utility that provides electricity to customers in the state of Kansas. Westar Energy has one active wholly-owned subsidiary with significant operations, Kansas Gas and Electric Company.

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KCP&L is an integrated, regulated electric utility that provides electricity to customers in the states of Missouri and Kansas. KCP&L has one active wholly-owned subsidiary, Kansas City Power & Light Receivables Company.

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KCP&L Greater Missouri Operations Company (“GMO”) is an integrated, regulated electric utility that provides electricity to customers in the state of Missouri. GMO also provides regulated steam service to certain customers in the St. Joseph, Missouri area. GMO has one active wholly-owned subsidiary, GMO Receivables Company.

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GPE Transmission Holding Company, LLC (“GPETHC”) owns 13.5% of Transource Energy, LLC (“Transource”) with the remaining 86.5% owned by AEP Transmission Holding Company, LLC, a subsidiary of American Electric Power Company, Inc. Transource is focused on the development of competitive electric transmission projects. GPETHC accounts for its investment in Transource under the equity method.

Our principal executive offices are located at 1200 Main Street, Kansas City, Missouri 64015, and our telephone number is (816) 556-2200.

RISK FACTORS

Investing in our securities involves risks. Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. You should carefully consider the information under the heading “Risk Factors” in:

•	any prospectus supplement relating to any securities we are offering;

•	Evergy’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018, filed with the SEC on August 8, 2018;

•	Evergy’s Current Report on Form 8-K/A, filed with the SEC on August 8, 2018;

•	Westar Energy’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2017; and

•	documents that we file with the SEC after the date of this prospectus and are deemed incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless we inform you otherwise in a supplement to this prospectus, we anticipate using any net proceeds received by us from the issuance of any of the offered securities for general corporate purposes, including, among others:

•	repayment of debt;

•	repurchase, retirement or refinancing of other securities;

•	funding of construction expenditures;

•	investments in subsidiaries; and

•	acquisitions.

Pending such uses, we may also invest the proceeds in certificates of deposit, United States government securities or certain other short-term interest-bearing securities. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that in the related prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

General

The senior debt securities and the subordinated debt securities, which we refer to collectively as the debt securities, will represent unsecured obligations of Evergy exclusively, and not the obligation of any of our subsidiaries. We may issue one or more series of debt securities directly to the public or as part of a stock purchase unit from time to time. We expect that each series of senior debt securities or subordinated debt securities will be issued as a new series of debt securities under one of two separate indentures, as each may be amended or supplemented from time to time. We will issue the senior debt securities in one or more series under the senior indenture, dated as of June 1, 2004, that Great Plains Energy previously entered into with The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”), as previously amended and supplemented and as further amended and supplemented by the sixth supplemental indenture, dated as of June 4, 2018, pursuant to which we assumed the obligations of Great Plains Energy under such senior indenture. We will issue the subordinated debt securities in one or more series under the subordinated indenture, dated as of May 18, 2009, that Great Plains Energy previously entered into with The Bank of New York Mellon Trust Company, N.A., as trustee, as previously amended and supplemented and as further amended and supplemented by supplemental indenture no. 3, dated as of June 4, 2018, pursuant to which we assumed the obligations of Great Plains Energy under such subordinated indenture. The senior indenture, the subordinated indenture and the form of any supplemental indenture or other instrument establishing the debt securities of a particular series are filed as exhibits to, or will be subsequently incorporated by reference in, the registration statement of which this prospectus is a part. Each indenture has been qualified under the Trust Indenture Act of 1939, as amended. The following summaries of certain provisions of the senior indenture, the subordinated indenture and the applicable debt securities do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the senior indenture or the subordinated indenture, as the case may be, and the applicable debt securities. We may also sell hybrid or novel securities now existing or developed in the future that combine certain features of the debt securities and other securities described in this prospectus.

We may authorize the issuance and provide for the terms of a series of debt securities by or pursuant to a resolution of our Board of Directors or any duly authorized committee thereof or pursuant to a supplemental indenture or to a company order, as described in the indentures. There will be no requirement under either the senior indenture or the subordinated indenture that our future issuances of debt securities be issued exclusively under either indenture. We will be free to employ other indentures or documentation containing provisions different from those included in either indenture or applicable to one or more issuances of senior debt securities or subordinated debt securities, as the case may be, in connection with future issuances of other debt securities. The senior indenture and the subordinated indenture will provide that the applicable debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates, may bear interest at differing rates and may have other differing terms and conditions, as described below. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the senior debt securities or the subordinated debt securities of that series, as the case may be, for issuances of additional senior debt securities or subordinated debt securities of that series, as applicable. One or more series of the debt securities may be issued with the same or various maturities at par, above par or at a discount. Debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the market rate (“Original Issue Discount Securities”) will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the prospectus supplement relating thereto. Unless otherwise described in the applicable prospectus supplement, neither indenture described above will limit the aggregate amount of debt, including secured debt, we or our subsidiaries may incur. Both indentures will also permit us to merge or consolidate or to transfer our assets, subject to certain conditions (see “—Consolidation, Merger and Sale or Disposition of Assets” below).

Ranking

The debt securities will be direct unsecured obligations of Evergy, Inc. exclusively, and not the obligation of any of our subsidiaries. The senior debt securities will rank equally with all of Evergy’s unsecured and unsubordinated debt and the subordinated debt securities will be junior in right of payment to our Senior Indebtedness (including senior debt securities), as described under the heading “—Subordination.” At June 30, 2018, Evergy had approximately $1,000.5 million of outstanding Senior Indebtedness (as defined below) (including guarantees of $303.0 million of GMO indebtedness).

Evergy is a holding company that derives substantially all of its income from its operating subsidiaries. As a result, our cash flows and consequent ability to service our debt, including the debt securities, are dependent upon the earnings of our subsidiaries and distribution of those earnings to us and other payments or distributions of funds by our subsidiaries to us, including payments of principal and interest under intercompany indebtedness. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions (except for payments required pursuant to the terms of intercompany indebtedness) to us or to otherwise pay amounts due with respect to the debt securities or to make specific funds available for such payments. Furthermore, except to the extent we have a priority or equal claim against our subsidiaries as a creditor, the debt securities will be structurally subordinated to debt at the subsidiary level because, as the common shareholder of our subsidiaries, we will be subject to the prior claims of creditors of our subsidiaries. At June 30, 2018, our subsidiaries had approximately $7,439.9 million of aggregate outstanding debt (including debt guaranteed by Evergy).

Provisions of a Particular Series

The prospectus supplement applicable to each issuance of debt securities will specify, among other things:

•	the title and any limitation on aggregate principal amount of the debt securities;

•	the original issue date of the debt securities;

•	the date or dates on which the principal of any of the debt securities is payable;

•	the fixed or variable interest rate or rates, or method of calculation of such rate or rates, for the debt securities, and the date from which interest will accrue;

•	the terms, if any, regarding the optional or mandatory redemption of any debt securities, including the redemption date or dates, if any, and the price or prices applicable to such redemption;

•	the denominations in which such debt securities will be issuable;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities may be repaid, in whole or in part, at the option of the holder thereof;

•

our obligation, if any, to redeem, purchase, or repay the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which the debt securities shall be redeemed, purchased, or repaid pursuant to such obligation;

•	whether the debt securities are to be issued in whole or in part in the form of one of more global securities and, if so, the identity of the depository for such global security or global securities;

•	the place or places where the principal of, and premium, if any, and interest on, the debt securities shall be payable;

•	any addition, deletion or modification to the events of default applicable to that series of debt securities and the covenants for the benefit of the holders of that series;

•	any restrictions on the declaration of dividends or the requirement to maintain certain asset ratios or the creation and maintenance of reserves;

•	any remarketing features of the debt securities;

•	any collateral, security, assurance, or guarantee for the debt securities;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity of the debt securities;

•	the securities exchange(s), if any, on which the debt securities will be listed;

•	the terms, if any, pursuant to which debt securities may be converted into or exchanged for shares of our capital stock or other securities;

•	any interest deferral or extension provisions;

•	the applicability of or any change in the subordination provisions for a series of debt securities;

•	the terms of any warrants we may issue to purchase debt securities; and

•	any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

Subordination. The subordinated debt securities will be subordinate and junior in right of payment to all of our Senior Indebtedness, as defined below.

In the event:

•	of any bankruptcy, insolvency, receivership or other similar proceedings or any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, of Evergy,

•

that a default shall have occurred with respect to the payment of principal of or interest on or other monetary amounts due and payable on any Senior Indebtedness, and such default continues beyond any applicable grace period and shall not have been cured, waived or ceased to exist, or

•

any other default has occurred and continues without cure or waiver (after the expiration of any applicable grace period) pursuant to which the holders of Senior Indebtedness are permitted to accelerate the maturity of such Senior Indebtedness, then all Senior Indebtedness must be paid, or provision for such payment be made, in full before the holders of the subordinated debt securities are entitled to receive or retain any payment (including redemption and sinking fund payments).

In addition, upon the maturity of the principal of any Senior Indebtedness by lapse of time, acceleration or otherwise, all matured principal of, and premium, if any, and interest, on such Senior Indebtedness, must be paid in full before any payment of principal of, or premium, if any, or interest on, the subordinated debt securities may be made or before any subordinated debt securities can be acquired by Evergy.

Upon the payment in full of all Senior Indebtedness, the rights of the holders of the subordinated debt securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the subordinated debt securities are paid in full. If provided in the applicable prospectus supplement, limited subordination periods may apply in the event of non-payment defaults relating to Senior Indebtedness in situations where there has not been an acceleration of Senior Indebtedness.

As defined in the subordinated indenture, the term “Senior Indebtedness” means:

(1) obligations (other than non-recourse obligations, the indebtedness issued under, and subject to the subordination provisions of, the subordinated indenture and other obligations which are either effectively by their terms or expressly made subordinate to or pari passu with the subordinated debt securities) of, or guaranteed

(except to the extent our payment obligations under any such guarantee are effectively by their terms or expressly made subordinate to or pari passu with the subordinated debt securities) or assumed by, us for

•

borrowed money (including both senior and subordinated indebtedness for borrowed money (other than the subordinated debt securities and other indebtedness which is effectively by its terms or expressly made subordinate to or pari passu with the subordinated debt securities)); or

•	the payment of money relating to any lease which is capitalized on our balance sheet in accordance with generally accepted accounting principles as in effect from time to time;

(2) indebtedness evidenced by bonds, debentures, notes or other similar instruments issued or assumed by us (other than such instruments that are effectively by their terms or expressly made subordinate to or pari passu with the subordinated debt securities), and in each case, amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations with Senior Indebtedness, whether existing as of the date of the subordinated indenture or subsequently incurred by us.

However, trade accounts payable and accrued liabilities arising in the ordinary course of business will not be Senior Indebtedness.

The subordinated indenture will not limit the aggregate amount of Senior Indebtedness that we may issue. At June 30, 2018, the outstanding Senior Indebtedness of Evergy totaled approximately $1,000.5 million (including guarantees of $303.0 million of GMO indebtedness).

Registration, Transfer and Exchange

Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will initially be issued in the form of one or more global securities, in registered form, without coupons, as described under “Book-Entry System.” The global securities will be registered in the name of a depository, or its nominee, and deposited with, or on behalf of, the depository. Except in the circumstances described under “Book-Entry System,” owners of beneficial interests in a global security will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of any debt securities and will not be considered the registered holders thereof under the applicable indenture.

Debt securities of any series will be exchangeable for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities may be presented for exchange or registration of transfer duly endorsed or accompanied by a duly executed instrument of transfer at the office of any transfer agent we may designate for such purpose, without service charge but upon payment of any taxes and other governmental charges, and upon satisfaction of such other reasonable requirements as are described in the applicable indenture.

Unless otherwise indicated in the applicable prospectus supplement, the transfer agent will be the trustee under the applicable indenture. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Payment and Paying Agents

Principal of, and premium, if any, and interest, on debt securities issued in the form of global securities will be paid in the manner described under “Book-Entry System” or as otherwise set forth in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, the principal of and any premium and interest on debt securities of a particular series in the form of certificated securities will be payable at the office of the applicable trustee or at the authorized office of any paying agent or paying agents upon presentation and surrender of such debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. Unless otherwise indicated in the applicable prospectus supplement, interest on the debt securities of a particular series, other than interest at maturity, that are in the form of certificated securities will be paid by check payable in clearinghouse funds mailed to the person entitled thereto at such person’s address as it appears on the register for such debt securities maintained by the applicable trustee. All monies we pay to a trustee or a paying agent for the payment of the principal of, and premium or interest, if any, on, any debt security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof. However, any such payment shall be subject to escheat pursuant to state abandoned property laws.

Redemption

Any terms for the optional or mandatory redemption of the debt securities will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, debt securities that are redeemable by us will be redeemable only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption, and, if less than all the debt securities of a series are to be redeemed, the particular debt securities to be redeemed will be selected by such method as shall be provided for any particular series, or in the absence of any such provision, by the trustee in such manner as it shall deem fair and appropriate.

Any notice of redemption at our option may state that such redemption will be conditional upon receipt by the trustee or the paying agent or agents, on or prior to the dated fixed for such redemption, of money sufficient to pay the principal of, and premium, if any, and interest on, such debt securities and that if such money has not been so received, such notice will be of no force and effect and we will not be required to redeem such debt securities.

Consolidation, Merger and Sale or Disposition of Assets

We may, without the consent of the holders of any debt securities, consolidate with or merge into any other corporation or sell, transfer or otherwise dispose of our properties as or substantially as an entirety to any person, provided that:

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the successor or transferee corporation or the person which receives such properties pursuant to such sale, transfer or other disposition is a corporation or person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

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the successor or transferee corporation or the person which receives such properties pursuant to such sale, transfer or other disposition assumes by supplemental indenture the due and punctual payment of the principal of and premium and interest, if any, on all the debt securities outstanding under each indenture and the performance of every covenant of each indenture to be performed or observed by us;

•	we have delivered to the trustee for such debt securities an officer’s certificate and an opinion of counsel as will be provided in each of the indentures; and

•

immediately after giving effect to the transaction, no event of default (see “—Events of Default” below) or event that, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing.

Upon any such consolidation, merger, sale, transfer or other disposition of our properties (except transfers related to a lease of our properties) as or substantially as an entirety, the successor corporation formed by such consolidation or into which we are merged or the person to which such sale, transfer or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the applicable indenture with the same effect as if such successor corporation or person had been named as us therein, and we will be released from all obligations under the applicable indenture.

Modification

Without the consent of any holder of debt securities, the trustee for such debt securities and we may enter into one or more supplemental indentures for any of the following purposes:

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to supply omissions, cure any ambiguity or inconsistency or correct or supplement any defective or inconsistent provision, which actions, in each case, are not inconsistent with the applicable indenture or prejudicial to the interests of the holders of debt securities of any series in any material respect;

•

to change or eliminate any provision of the applicable indenture, provided that any such change or elimination will become effective with respect to such series only when there is no debt security of such series outstanding created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision, or such change or elimination is applicable only to debt securities of such series issued after the effective date of such change or elimination;

•	to establish the form or terms of debt securities of any series as permitted by the applicable indenture;

•	to evidence the assumption of our covenants in the applicable indenture and the debt securities by any permitted successor;

•	to grant to or confer upon the trustee for any debt securities, for the benefit of the holders of such debt securities, any additional rights, remedies, powers or authority;

•	to permit the trustee for any debt securities to comply with any duties imposed upon it by law;

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to specify further the duties and responsibilities of, and to define further the relationship among, the trustee for any debt securities, any authenticating agent and any paying agent, and to evidence the succession of a successor trustee as permitted under the applicable indenture;

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in the case of the subordinated indenture and in connection with the appointment of a successor trustee with respect to the debt securities of one or more (but not all) series, to add to or change any provisions of the subordinated indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee pursuant to the subordinated indenture;

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to add to our covenants for the benefit of the holders of all or any series of outstanding debt securities, to add to the security of all debt securities, to surrender any right or power conferred upon us by the applicable indenture or to add any additional events of default with respect to all or any series of outstanding debt securities; and

•	to make any other change that is not prejudicial to the holders of any debt securities.

The senior indenture provides that, except as provided above, the consent of the holders of a majority in aggregate principal amount of the senior debt securities of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the senior indenture pursuant to one or more supplemental indentures or of modifying or waiving in any manner the rights of the holders of the senior debt securities; provided, however, that if less than all of the series of senior debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding senior debt securities of all series so directly affected, considered as one class, will be required.

The subordinated indenture provides that, except as provided above, the consent of the holders of (i) a majority in aggregate principal amount of debt securities of all series then outstanding under the subordinated indenture that are subject to the subordination provision of the subordinated indenture, considered as one class and (ii) a majority in aggregate principal amount of debt securities of all series then outstanding under the subordinated indenture that are not subject to the subordination provision of the subordinated indenture, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the subordinated indenture pursuant to one or more supplemental indentures or of modifying or waiving in any manner the rights of the holders of the debt securities issued under the subordinated indenture; provided, however, that if less than all series of debt securities outstanding under the subordinated indenture are directly affected by a proposed supplemental indenture, then the consent only of the holders of (i) a majority in aggregate principal amount of outstanding debt securities issued under the subordinated indenture of all series so directly affected that are subject to the subordination provisions of the subordinated indenture, considered as one class, and (ii) a majority in aggregate principal amount of outstanding debt securities issued under the subordinated indenture of all series so directly affected that are not subject to the subordination provisions of the subordinated indenture, considered as one class, will be required.

Notwithstanding the foregoing, no such amendment or modification may, without the consent of each holder of outstanding debt securities affected thereby:

•	change the maturity date of the principal of any debt security;

•	reduce the principal amount of, or premium payable on, any debt security;

•	reduce the rate of interest or change the method of calculating such rate, or extend the time of payment of interest, on any debt security;

•	change the coin or currency of any payment of principal of, or any premium or interest on, any debt security;

•	change the date on which any debt security may be redeemed;

•	adversely affect the rights of a holder to institute suit for the enforcement of any payment of principal of or any premium or interest on any debt security; or

•	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to modify or amend the applicable indenture or to waive events of default.

A supplemental indenture which changes or eliminates any covenant or other provision of the applicable indenture or any other supplemental indenture which has expressly been included solely for the benefit of one or more series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or provision, will be deemed not to affect the rights under the applicable indenture of the holders of the debt securities of any other series.

Events of Default

Unless specifically deleted in a supplemental indenture or company order under which a series of debt securities is issued, or modified in any such supplemental indenture or company order, each of the following will constitute an event of default under the senior indenture or the subordinated indenture with respect to senior debt securities or subordinated debt securities, as the case may be, of any series:

•	failure to pay principal of or premium, if any, on any debt security of such series, as the case may be, within one day after the same becomes due and payable;

•	failure to pay interest on the debt securities of such series within 30 days after the same becomes due and payable;

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failure to observe or perform any of our other covenants or agreements in the applicable indenture (other than a covenant or agreement solely for the benefit of one or more series of debt securities other than such series) for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 33% in aggregate principal amount of the outstanding debt securities of such series;

•	certain events of bankruptcy, insolvency, reorganization, assignment or receivership; or

•	any other event of default specified in the applicable prospectus supplement with respect to debt securities of a particular series.

Additional events of default with respect to a particular series of debt securities may be specified in a supplemental indenture or resolution of the Board of Directors establishing that series.

No event of default with respect to the debt securities of a particular series necessarily constitutes an event of default with respect to the debt securities of any other series issued under the applicable indenture.

If an event of default with respect to any series of debt securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the debt securities of such series to be due and payable immediately; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities under a particular indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, may make such declaration of acceleration and not the holders of the debt securities of any one of such series.

At any time after an acceleration with respect to the debt securities of any series has been declared, but before a judgment or decree for the payment of the money due has been obtained, the event or events of default giving rise to such acceleration will be waived, and the acceleration will be rescinded and annulled, if:

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we pay or deposit with the trustee for such series a sum sufficient to pay all matured installments of interest on all debt securities of such series, the principal of and premium, if any, on the debt securities of such series which have become due otherwise than by acceleration and interest thereon at the rate or rates specified in such debt securities, interest upon overdue installments of interest at the rate or rates specified in such debt securities, to the extent that payment of such interest is lawful, and all amounts due to the trustee for such series under the applicable indenture; and

•

any other event or events of default with respect to the debt securities of such series, other than the nonpayment of the principal of and accrued interest on the debt securities of such series which has become due solely by such acceleration, have been cured or waived as provided in the applicable indenture.

However, no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or impair any related right.

Subject to the provisions of the applicable indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee generally will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable security or indemnity satisfactory to it. Subject to such provisions for the indemnification of the trustee and certain other limitations contained in the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee, with respect to the debt securities of that series; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of all those series, considered as one class, will have the right to make such direction, and not the holders of the debt securities of any one series. Any direction provided by the holders shall not be in conflict with any rule of law or with the senior indenture or the subordinated indenture, as the case may be, and will not involve the trustee in personal liability in circumstances where reasonable indemnity would not, in the trustee’s sole discretion, be adequate and the trustee may take any other action it deems proper that is not inconsistent with such direction.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default or event of default under the applicable indenture on behalf of all holders of debt securities of that series with respect to the debt securities of that series, except a default in the payment of principal of or any premium or interest on such debt securities. No holder of debt securities of any series may institute any proceeding with respect to the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless such holder has previously given to the trustee for such series written notice of a continuing event of default with respect to the debt securities of such series, the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default has occurred and is continuing, considered as one class, have made written request to the trustee for such series to institute such proceeding and have offered reasonable indemnity, and the trustee for such series has failed to institute such proceeding within 60 days after such notice, request and offer. Furthermore, no holder of debt securities of any series will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of those debt securities.

Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of and premium and interest, if any, on such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.

The trustee, within 90 days after the occurrence of a default actually known to the trustee with respect to the debt securities of any series, is required to give the holders of the debt securities of that series notice of such default, unless cured or waived, but, except in the case of default in the payment of principal of, or premium, if any, or interest on, the debt securities of that series, the trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so. We will be required to deliver to the applicable trustee for the debt securities each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, we are in compliance with all conditions and covenants under the applicable indenture, determined without regard to any period of grace or requirement of notice under such indenture.

Conversion Rights

Any resolution of the Board of Directors or supplemental indenture establishing a series of debt securities may provide for conversion rights. We will describe in the applicable prospectus supplement the particular terms and conditions, if any, on which debt securities may be convertible into other securities. These terms will include the conversion rate, the conversion period, provisions as to whether conversion will be at our option or the option of the holder, events requiring an adjustment of the conversion rate and provisions affecting conversion in the event of the redemption of the debt securities. If we issue convertible debt securities, we will need to supplement the indenture to add applicable provisions regarding conversion.

Defeasance

Unless the applicable prospectus supplement states otherwise, we may elect either:

(1) to defease and be discharged from any and all obligations in respect of the debt securities of any series then outstanding under the applicable indenture (except for certain obligations to register the transfer or exchange of the debt securities of such series, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold monies for payment in trust); or

(2) to be released from the obligations of the senior indenture with respect to the senior debt securities of any series or the subordinated indenture with respect to the subordinated debt securities of any series under any covenants applicable to the debt securities of such series which are subject to covenant defeasance as described in the applicable indenture, supplemental indenture or other instrument establishing such series.

In the case of either (1) or (2), the following conditions, among others, must be met:

•

we will be required to deposit, in trust, with the applicable trustee money or U.S. government obligations, which through the payment of interest on those obligations and principal of those obligations in accordance with their terms will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent accountants, certified to the applicable trustee in writing), without reinvestment, to pay all the principal of, and premium, if any, and interest on the debt securities of such series on the dates payments are due (which may include one or more redemption dates designated by us),

•

no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default under the applicable indenture must have occurred and be continuing on the date of the deposit, and 91 days must have passed after the deposit has been made and, during that period, certain events of default must not have occurred and be continuing as of the end of that period,

•	the deposit must not cause the applicable trustee to have any conflicting interest with respect to our other securities,

•

we must have delivered an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes (and, in the case of paragraph (1) above, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law) as a result of the deposit or defeasance and will be subject to federal income tax in the same amounts, in the same manner and at the same times as if the deposit and defeasance had not occurred, and

•	we must have delivered an officer’s certificate and an opinion of counsel to the trustee as provided in the applicable indenture.

We may exercise our defeasance option under paragraph (1) above with respect to debt securities of any series notwithstanding our prior exercise of our covenant defeasance option under paragraph (2) above. If we exercise our defeasance option under paragraph (1) above for debt securities of any series, payment of the debt securities of such series may not be accelerated because of a subsequent event of default. If we exercise our covenant defeasance option for debt securities of any series, payment of the debt securities of such series may not be accelerated by reference to a subsequent breach of any of the covenants noted under paragraph (2) above. In the event we fail to comply with our remaining obligations with respect to the debt securities of any series under the applicable indenture after exercising our covenant defeasance option and the debt securities of such series are declared due and payable because of the subsequent occurrence of any event of default, the amount of money and U.S. government obligations on deposit with the applicable trustee may be insufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from that event of default. However, we will remain liable for those payments.

Resignation or Removal of Trustee

The trustee may resign at any time upon written notice to us specifying the day upon which the resignation is to take effect and such resignation will take effect immediately upon the later of the appointment of a successor trustee and such specified day. The trustee may be removed at any time with respect to debt securities of any series by an instrument or concurrent instruments in writing filed with the trustee and signed by the holders, or their attorneys-in-fact, of a majority in aggregate principal amount of that series of debt securities then outstanding. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the trustee upon notice to the holder of each debt security outstanding and the trustee, and appointment of a successor trustee.

Concerning the Trustee for Senior Debt Securities and the Subordinated Debt Securities

We and our affiliates maintain corporate trust and other banking relationships with The Bank of New York Mellon Trust Company, N.A. and its affiliates.

Governing Law

The senior indenture is, and any senior debt securities will be, governed by New York law. The subordinated indenture is, and any subordinated debt securities will be, governed by New York law.

DESCRIPTION OF COMMON STOCK

General

The following descriptions of our common stock and the relevant provisions of our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and Amended and Restated By-laws (the “By-laws”) are summaries and are qualified by references to the Articles of Incorporation and the By-laws that have been previously filed with the SEC and are exhibits to this registration statement, of which this prospectus is a part, as well as the applicable General and Business Corporation Law of Missouri.

Under the Articles of Incorporation, we are authorized to issue 612,000,000 shares of stock, divided into classes as follows:

•	12,000,000 shares of Preference Stock without par value; and

•	600,000,000 shares of Common Stock without par value.

As of July 31, 2018, 271,687,849 shares of common stock were outstanding. No shares of our Preference Stock are currently outstanding but such shares may be issued from time to time in accordance with the Articles of Incorporation. The voting powers, designations, preferences, rights and qualifications, limitations, or restrictions of any series of Preference Stock are set by our Board of Directors when it is issued.

Dividend Rights and Limitations

The holders of our common stock are entitled to receive such dividends as our Board of Directors may from time to time declare, subject to any rights of the holders of our Preference Stock. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or otherwise transfer funds to us.

Voting Rights

Except as otherwise provided by law and subject to the voting rights of any outstanding Preference Stock, the holders of our common stock have the exclusive right to vote for all general purposes and for the election of directors through cumulative voting. Cumulative voting means each shareholder has a total vote equal to the number of shares they own multiplied by the number of directors to be elected. These votes may be divided among all nominees equally or may be voted for one or more of the nominees either in equal or unequal amounts. The nominees with the highest number of votes are elected.

Liquidation Rights

In the event of any dissolution or liquidation of Evergy, after there shall have been paid to or set aside for the holders of shares of any outstanding Preference Stock the full preferential amounts to which they are entitled, the holders of outstanding shares of common stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets available for distribution.

Miscellaneous

The outstanding shares of common stock are, and the shares of common stock sold hereunder will be, upon payment for them, fully paid and nonassessable. The holders of our common stock are not entitled to any preemptive or preferential rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Our common stock does not contain any sinking fund provisions, redemption provisions or conversion rights.

Transfer Agent and Registrar

Computershare Trust Company, N.A. acts as transfer agent and registrar for our common stock.

Business Combinations

The affirmative vote of the holders of at least 80% of the outstanding shares of common stock is required for the approval or authorization of certain business combinations with interested shareholders; provided, however, that such 80% voting requirement shall not be applicable if:

•	the business combination shall have been approved by a majority of the continuing directors; or

•

the cash or the fair market value of the property, securities, or other consideration to be received per share by holders of the common stock in such business combination is not less than the highest per-share price paid by or on behalf of the acquiror for any shares of common stock during the five-year period preceding the announcement of the business combination.

Listing

The common stock of Evergy is listed on the New York Stock Exchange under the symbol “EVRG.”

DESCRIPTION OF PREFERENCE STOCK

The following descriptions of our Preference Stock and the relevant provisions of the Articles of Incorporation are summaries and are qualified by references to the Articles of Incorporation that have been previously filed with the SEC and are exhibits to this registration statement, of which this prospectus is a part. As described above, Evergy’s authorized capital stock consists of 12,000,000 shares of Preference Stock without par value and (ii) the common stock described above under “Description of Common Stock.”

As of the date of this prospectus, there were no shares of Preference Stock outstanding but such shares may be issued from time to time in accordance with the Articles of Incorporation. The voting powers, designations, preferences, rights and qualifications, limitations, or restrictions of any series of Preference Stock are set by our Board of Directors when it is issued.

Shares of Preference Stock of different series may, subject to any applicable provisions of law, vary with respect to the following terms:

•	the distinctive designation of such series and the number of shares of such series;

•

the rate or rates at which shares of such series shall be entitled to receive dividends, the conditions upon, and the times of payment of such dividends, the relationship and preference, if any, of such dividends to dividends payable on any other class or classes or any other series of stock, and whether such dividends shall be cumulative or noncumulative, and, if cumulative, the date or dates from which such dividends shall be cumulative;

•

the right, if any, to exchange or convert the shares of such series into shares of any other class or classes, or of any other series of the same or any other class or classes of stock of the Company, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments, if any, at which such conversion or exchange may be made;

•	if shares of such series are subject to redemption, the time or times and the price or prices at which, at the terms and conditions on which, such shares shall be redeemable;

•

the preference of the shares of such series as to both dividends and assets in the event of any voluntary or involuntary liquidation or dissolution or winding up or distribution of assets of the Company;

•

the obligation, if any, of the Company to purchase, redeem or retire shares of such series and/or maintain a fund for such purposes, and the amount or amounts to be payable from time to time for such purpose or into such fund, the number of shares to be purchased, redeemed or retired, and the other terms and conditions of any such obligation;

•

the voting rights, if any, full or limited, to be given the shares of such series, including without limiting the generality of the foregoing, the right, if any, as a series or in conjunction with other series or classes, to elect one or more members of the Board of Directors either generally or at certain specified times or under certain circumstances, and restrictions, if any, on particular corporate acts without a specified vote or consent of holders of such shares (such as, among others, restrictions on modifying the terms of such series of Preference Stock, authorizing or issuing additional shares of Preference Stock or creating any additional shares of Preference Stock or creating any class of stock ranking prior to or on a parity with the Preference Stock as to dividends or assets); and

•	any other preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof.

DESCRIPTION OF DEPOSITARY SHARES

We may issue depositary shares representing fractional interests in shares of our Preference Stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a depositary. The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares to which any prospectus supplement may relate and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares, deposit agreements and depositary receipts described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable deposit agreement and depositary receipts for additional information before you decide whether to purchase any of our depositary shares.

In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the security related to the depositary shares, we will deposit the shares of our Preference Stock with the relevant depositary and will cause the depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest in the share of Preference Stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the Preference Stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption, sinking fund, subscription and liquidation rights). To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the depositary shares offered thereby. The terms of any offered depositary shares will be described in a supplement to this prospectus.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND

STOCK PURCHASE UNITS OR WARRANTS FOR STOCK

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, shares of our common stock at a future date or dates. We may fix the price and the number of shares of common stock subject to the stock purchase contract at the time we issue the stock purchase contracts or we may provide that the price and number of shares of common stock will be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and:

•	our senior debt securities or subordinated debt securities, or

•	debt obligations of third parties, including U.S. treasury securities,

securing the holders’ obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner and, in certain circumstances, we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligation under the original stock purchase contract.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units, including, if applicable, collateral or depositary arrangements. The description in the applicable prospectus supplement will not contain all of the information you may find useful and reference will be made to the stock purchase contracts or stock purchase units and, if applicable, the collateral or depository arrangement relating to the stock purchase contracts or stock purchase units.

We may also issue warrants to purchase our common stock with the terms of such warrants and any related warrant agreement between us and a warrant agent being described in a prospectus supplement.

BOOK-ENTRY SYSTEM

Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities, warrants for stock, stock purchase contracts and stock purchase units will initially be issued in the form of one or more global securities, in registered form, without coupons. The global securities will be deposited with, or on behalf of, the depository, and registered in the name of the depository or a nominee of the depository. Unless otherwise indicated in the applicable prospectus supplement, the depository for any global securities will be The Depository Trust Company, or DTC.

So long as the depository, or its nominee, is the registered owner of a global security, such depository or such nominee, as the case may be, will be considered the owner of such global security for all purposes under the applicable indenture, including for any notices and voting. Except in limited circumstances, the owners of beneficial interests in a global security will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of any such securities and will not be considered the registered holder thereof under the applicable indenture, warrant agreement, purchase contract or unit agreement. Accordingly, each person holding a beneficial interest in a global security must rely on the procedures of the depository and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered owner of such security.

Except as otherwise provided in any applicable prospectus supplement, global securities may be exchanged in whole for certificated securities only if the depository notifies us that it is unwilling or unable to continue as depository for the global securities or the depository has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in either case, we thereupon fail to appoint a successor depository within 90 days. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository), subject to DTC’s or such successor’s procedures, as the case may be.

In any such case, we have agreed to notify the applicable trustee, warrant agent, unit agent or other relevant agent of ours in writing that, upon surrender by the direct participants and indirect participants of their interest in such global securities, certificated securities representing the applicable securities will be issued to each person that such direct participants and indirect participants and the depository identify as being the beneficial owner of such securities.

The following is based solely on information furnished by DTC:

DTC will act as depository for the global securities. The global securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered global security certificate will be issued for each issue of the global securities, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue of a series of debt securities exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such series. DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates.

Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository

Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which are referred to as indirect participants and, together with the direct participants, the participants. The DTC rules applicable its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. The contents of such website do not constitute part of this prospectus.

Purchases of global securities under the DTC system must be made by or through direct participants, who will receive a credit for the global securities on DTC’s records. The ownership interest of each actual purchaser of each global security, or beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners, however, are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except in the event that use of the book-entry system for the global securities is discontinued.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of global securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities; DTC’s records reflect only the identity of the direct participants to whose accounts such global securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of global securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the global securities, such as redemptions, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of global securities may wish to ascertain that the nominee holding the global securities for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

If the global securities are redeemable, redemption notices shall be sent to DTC. If less than all of the global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the global securities are credited on the record date, identified in a listing attached to the omnibus proxy.

Principal, interest and premium payments, if any, on debt securities, and any payments to holders with respect to warrants for stock, stock purchase contracts or stock purchase units, in each case, represented by global securities, will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee for such securities, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee for such securities, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest on debt securities, and any payments to holders with respect to warrants for stock, stock purchase contracts or stock purchase units, in each case, represented by global securities, to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the appropriate trustee, warrant agent, other relevant agent of ours and us. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of the participants.

DTC may discontinue providing its services as depository with respect to the global securities at any time by giving reasonable notice to us or the applicable trustee, warrant agent or other relevant agent of ours. Under such circumstances, in the event that a successor depository is not obtained, securities certificates will be required to be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) with respect to the global securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources, including DTC, that we believe to be reliable, but we take no responsibility for the accuracy thereof.

The underwriters, dealers or agents of any of the securities may be direct participants of DTC.

None of the trustees, warrant agent, us or other relevant agent of ours for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through dealers or agents to the public or to institutional investors. The prospectus supplement with respect to each series of securities will set forth the specific terms of the offering of such securities, including the name or names of any underwriters, dealers or agents, the purchase price of such securities, and the proceeds to us from such sale, any underwriting discounts or agency fees and other items constituting underwriters’, dealers’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such securities may be listed.

If underwriters participate in the sale, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of those firms. The specific managing underwriter or underwriters, if any, will be named in the prospectus supplement relating to the particular securities together with the members of the underwriting syndicate, if any.

Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such securities being offered, if any are purchased.

We may sell the securities directly or through agents we designate from time to time. The applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the securities in respect of which such prospectus supplement is delivered and any commissions payable by us to such agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Underwriters and agents may be entitled under agreements entered into with us to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

Each series of securities will be a new issue of securities and, other than our common stock, which is listed on The New York Stock Exchange, will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange.

LEGAL MATTERS

Legal matters with respect to the securities offered under this prospectus will be passed upon for us by Heather A. Humphrey, Senior Vice President, General Counsel and Corporate Secretary and Hunton Andrews Kurth LLP. Pillsbury Winthrop Shaw Pittman LLP will pass on certain matters for the underwriters, dealers, purchasers, or agents. From time to time, Pillsbury Winthrop Shaw Pittman LLP acts as counsel for our affiliates for various matters. As of the date of this prospectus, Ms. Humphrey owned beneficially a number of shares of the Company’s common stock, including restricted stock, and performance shares which may be paid in shares of common stock at a later date based on the Company’s performance, which represented less than 0.1% of the total outstanding common stock.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, of Westar Energy, Inc. and subsidiaries incorporated in this prospectus by reference from the Annual Report on Form 10-K of Westar Energy, Inc. for the year ended December 31, 2017, and the effectiveness of Westar Energy, Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements as of December 31, 2017 and 2016, and for the years ended December 31, 2017, 2016, and 2015, of Great Plains Energy Incorporated and subsidiaries incorporated in this prospectus by reference from the Current Report on Form 8-K/A of Evergy, Inc. filed on August 8, 2018, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and proxy statements and other information with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval system and these filings are publicly available through the SEC’s website (http://www.sec.gov).

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be included in and an important part of this prospectus and should be read with the same care. Information that we file later with the SEC that is incorporated by reference into this prospectus will automatically update and supersede this information.

We incorporate by reference the documents or portions of documents listed below that were filed with the SEC under the Exchange Act and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the securities described in this prospectus is completed (except to the extent that any information contained in such filings is deemed “furnished” and not “filed” pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding exhibits thereto or other applicable SEC rules):

•	Evergy’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018, as filed with the SEC on August 8, 2018;

•	Evergy’s Current Reports on Form 8-K, as filed with the SEC on May 25, 2018, June 4, 2018 and September 18, 2018;

•	Evergy’s Current Report on Form 8-K/A, as filed with the SEC on August 8, 2018(1);

•	Westar Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC on February 21, 2018(1)(2);

•	Westar Energy’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2017, as filed with the SEC on April 27, 2018;

•	Westar Energy’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, as filed with the SEC on May 8, 2018; and

•	Westar Energy’s Current Reports on Form 8-K, as filed with the SEC on January 12, 2018, March 7, 2018, May 1, 2018, May 25, 2018 and June 4, 2018.

(1)

Great Plains Energy and Westar Energy retrospectively adopted Accounting Standards Update (ASU) 2017-07, Compensation—Retirement Benefits, effective on January 1, 2018, which requires issuers to separate the service cost component from the other components of net periodic benefit cost. For Great Plains Energy in 2017, 2016 and 2015, the adjustment for the other components of net periodic benefit costs from operating expenses to other income (expense) would be $65.5 million, $59.4 million and $55.2 million, respectively, with no impact to earnings (loss) available for common shareholders during these periods. For Westar Energy in 2017, 2016 and 2015, the adjustment for the other components of net periodic benefit costs from operating expenses to other income (expense) would be $25.1 million, $25.1 million and $41.6 million, respectively, with no impact to net income attributable to Westar Energy during these periods. Neither the periods presented in Great Plains Energy’s audited consolidated financial statements as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015 (which are incorporated by reference into Evergy’s Current Report on Form 8-K/A filed with the SEC on August 8, 2018) nor Westar Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 have been adjusted to reflect the effect of this retrospective change.

(2)

Westar Energy retrospectively adopted ASU 2016-15, Statements of Cash Flows: Classification of Certain Cash Receipts and Cash Payments, effective January 1, 2018, which clarifies how certain cash receipts and cash payments are presented and classified in the statement of cash flows. For Westar Energy in 2017, 2016 and 2015, $2.8 million, $22.0 million and $15.6 million of cash proceeds from the settlement of Corporate Owned Life Insurance (COLI) policies were reclassified from cash flows from operating activities to cash flows used in investing activities, respectively, and $3.1 million, $3.4 million and $3.3 million of cash payments for premiums on COLI policies were reclassified from cash flows from operating activities to cash flows used in investing activities, respectively. Periods presented in Westar Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 have not been adjusted to reflect the effect of this retrospective change.

Our website is www.evergyinc.com. Information contained on our website is not incorporated herein. We make available, free of charge, on or through our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, we make available on or through our website all other reports, notifications and certifications filed electronically with the SEC. You may obtain a free copy of our filings with the SEC by writing or telephoning us at the following address: Evergy, Inc., 1200 Main Street, Kansas City, Missouri 64105 (Telephone No.: 816-556-2200), Attention: Corporate Secretary, or by contacting us on our website.

$1,600,000,000

Evergy, Inc.

$800,000,000 2.45% Notes due 2024

$800,000,000 2.90% Notes due 2029

PROSPECTUS SUPPLEMENT

September 5, 2019

Joint Book-Running Managers

BofA Merrill Lynch

Citigroup

J.P. Morgan

MUFG

Wells Fargo Securities

Co-Manager

Ramirez & Co., Inc.